                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                        [X]
Filed by a Party other than the Registrant     [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Walker Interactive Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                       Walker Interactive Systems, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

          ______________________________________________________________________

     2.   Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________

     4.   Proposed maximum aggregate value of transaction:

          ______________________________________________________________________

     5.   Total fee paid:

          ______________________________________________________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:

     2.   Form, Schedule or Registration Statement No.:

     3.   Filing Party:

     4.   Date Filed:

                                 [Walker Logo]

                        WALKER INTERACTIVE SYSTEMS(TM)
                          MARATHON PLAZA THREE NORTH
                               303 SECOND STREET
                       SAN FRANCISCO, CALIFORNIA  94107


                                                                  April 10, 1997

Dear Stockholder:

     On behalf of Walker Interactive Systems, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders, which will begin at 2:00 p.m. local time on Wednesday, May 14, 1997, at the Company's headquarters in San Francisco, California. At the meeting, stockholders will be asked to (i) elect two individuals to the Company's Board of Directors to serve three-year terms expiring on the date of the Company's 2000 annual meeting of stockholders and (ii) ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the next fiscal year. The accompanying Notice and Proxy Statement describe these proposals. We urge you to read this information carefully.

     The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. This will not limit your right to change your vote at the meeting or to attend the meeting.

     We appreciate your cooperation and interest in the Company. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                                  Sincerely yours,

                                  /s/ Leonard Y. Liu

                                  LEONARD Y. LIU
                                  Chairman of the Board

                                 [Walker Logo]

                        WALKER INTERACTIVE SYSTEMS(TM)
                          MARATHON PLAZA THREE NORTH
                               303 SECOND STREET
                       SAN FRANCISCO, CALIFORNIA  94107

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 14, 1997

TO THE STOCKHOLDERS OF WALKER INTERACTIVE SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Walker Interactive Systems, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 14, 1997 at 2:00 p.m. local time at the Company's headquarters, 303 Second Street, San Francisco, California for the following purposes:

     1. To elect two directors to hold office until the 2000 annual meeting of stockholders.

     2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 26, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                  By Order of the Board of Directors,

                                  /s/ Bruce C. Pollock

                                  BRUCE C. POLLOCK
                                  Senior Vice President,
                                  Chief Financial Officer
                                  and Assistant Secretary

San Francisco, California
April 10, 1997

--------------------------------------------------------------------------------
     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                                 [Walker Logo]
                        WALKER INTERACTIVE SYSTEMS(TM)
                          MARATHON PLAZA THREE NORTH
                               303 SECOND STREET
                       SAN FRANCISCO, CALIFORNIA  94107


                                PROXY STATEMENT


                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Walker Interactive Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Wednesday, May 14, 1997, at 2:00 p.m. local time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters in San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 10, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 26, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 26, 1997, the Company had outstanding and entitled to vote 13,179,276 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Marathon Plaza Three North, 303 Second Street, San Francisco, California 94107, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company not later than December 10, 1997 in order to be included in the proxy statement and proxy relating to that annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of eight members and, upon completion of this meeting, the Board intends to reduce the size of the Board to seven members. There are two directors being nominated for election as Class II Directors. Each of the nominees for election to this class is currently a director of the Company, each having been elected by the Board. If elected at the Annual Meeting, each of the nominees would serve until the 2000 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Mr. David M. Saykally has served as a Class II Director of the Company since April 1989. Mr. Saykally has determined not to stand for reelection at this Annual Meeting. Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

Class II Directors

     Ms. Tania Amochaev, age 47, has served as a director of the Company since May 1994. Ms. Amochaev joined QuickResponse Services, Inc., a provider of supply chain management solutions to the retail industry, as President in May 1992 and was appointed Chief Executive Officer in May 1993. In February 1997, Ms. Amochaev resigned from that position and was named Chairman of the Executive Committee of QuickResponse Services, Inc. Ms. Amochaev was Chief Executive Officer of Natural Language, Inc., a client/server database tool software company, from May 1988 to March 1992. From 1984 to 1987, Ms. Amochaev was President and Chief Executive Officer of Comserv Corporation, a manufacturing applications software company acquired in 1987 by Management Science America. Ms. Amochaev is currently a director of Governmental Technology Services, Inc. and QuickResponse Services, Inc.

     Mr. John M. Lillie, age 60, has served as a director of the Company since July 1996. In May 1996, Mr. Lillie was appointed Chairman of the Board of The Epic Team, Inc., a manufacturer of bicycles and bicycle accessories. From 1991 to 1995, Mr. Lillie served as Chairman of the Board and Chief Executive Officer of APL, Ltd. after having served as its President and Chief Operating Officer from 1990 to 1991. Mr. Lillie is currently a director of The Gap, Inc., Vons Cos., Consolidated Freightways and The Harper Group.


                             MANAGEMENT RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

Class III Directors

     Mr. Richard C. Alberding, age 66, has served as a director of the Company since October 1991. Mr. Alberding was employed by Hewlett-Packard Co., a computer company, from 1958 until his retirement in June 1991, serving in various positions, most recently as Executive Vice President with responsibility for Hewlett-Packard's Marketing and International operations. Mr. Alberding is currently a director of Kennametal, Inc., Sybase, Inc., Digital Microwave Corp., Paging Network, Inc., Digital Link, Inc., Quickturn Design Systems, Inc. and Storm Technology.

     Mr. David C. Hodgson, age 40, has served as a director of the Company since February 1989. Mr. Hodgson has been a Managing Member of General Atlantic Partners, LLC, an investment firm, since its formation in 1989. From 1982 to 1989, Mr. Hodgson held various investment management positions with General Atlantic Corporation and General Atlantic Service Corporation. Mr. Hodgson is currently a director of The Baan Company N.V. and ProBusiness Services, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

Class I Directors

     Mr. Leonard Y. Liu, age 55, has served as the Chairman, President and Chief Executive Officer of the Company since June 1995. Prior to joining the Company, Mr. Liu served as Chief Operating Officer of Cadence Design Systems, Inc. ("Cadence"), an electronic automated design software company, from January 1993 to March 1995, and has been a director of Cadence since June 1989. Mr. Liu was Chairman and Chief Executive Officer of Acer America Corporation and President of Acer, Inc., personal computer company, from 1989 until March 1992. From 1969 to April 1989, Mr. Liu held various technical and general management positions in IBM Corporation, a computer company.

     Mr. David C. Wetmore, age 48, has served as a director of the Company since May 1993. Since November 1995, Mr. Wetmore has served as Managing Director of The Updata Group, Inc., an investment banking organization serving the technology industry. From January 1995 through April 1995, Mr. Wetmore was Executive Vice President, Europe and Agents, of Legent Corporation ("Legent"), a developer and distributor of productivity enhancement system software. From August 1992 to December 1994, Mr. Wetmore served as Legent's Executive Vice President and Chief Operating Officer. From August 1988 to August 1992, Mr. Wetmore was employed by Goal Systems International, Inc., a software products company, in various positions, most recently as Chairman of the Board, President and Chief Executive Officer. Mr. Wetmore is currently a director of Grange Mutual Insurance Companies, Continental Circuits Corp., Netstart, Inc., Pivotpoint, Inc. and Nationwide Investing Foundation, Plc., a registered investment company.

     Mr. William A. Hasler, age 55, has served as a director of the Company since February 1996. Since August 1991, Mr. Hasler has been the Dean and Department Chair of the Walter A. Haas School of Business at the University of California, Berkeley. From July 1972 to August 1991, Mr. Hasler was employed by KPMG Peat Marwick in various positions, most recently as Vice Chairman responsible for the worldwide management consulting practice. Mr. Hasler is currently a director of The Gap, Inc., Tenera Corporation, TCSI Corporation and Aphton Corporation.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1996, the Board of Directors held six meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Non-Officer Stock Option Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee met four times during the fiscal year ended December 31, 1996. It is currently composed of three non-employee directors, Ms. Amochaev and Messrs. Hodgson and Wetmore. Prior to May 9, 1996, the Audit Committee was composed of Messrs. Alberding, Hodgson and Saykally.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which is currently composed of three non-employee directors, Messrs. Alberding, Hasler and Saykally, met three times during the fiscal year ended December 31, 1996. Prior to May 9, 1996, the Compensation Committee was composed of Messrs. Alberding and Hodgson.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee, which is composed of three directors, Messrs. Alberding, Hodgson and Liu, did not meet during the fiscal year ended December 31, 1996.

     The Non-Officer Stock Option Committee is authorized to make stock option grants under the Company's 1994 Equity Incentive Plan and 1995 Non-Statutory Stock Option Plan for Non-Officers to employees who are not officers. The Non-Officer Stock Option Committee, which is composed of one director, Mr. Liu, acted thirteen times during the fiscal year ended December 31, 1996.

     During the fiscal year ended December 31, 1996, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which each was a director or committee member, respectively.


                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                            ADDITIONAL INFORMATION

MANAGEMENT

     Officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding executive officers of the Company who are not directors of the Company.

        NAME            AGE                          POSITION
J. David Parrish         54   Senior Vice President, North American Operations

Bruce C. Pollock         53   Senior Vice President, Chief Financial Officer and
                              Assistant Secretary

Barbara M. Hubbard       45   Vice President, Corporate Controller, Chief
                              Accounting Officer, Assistant Treasurer and
                              Assistant Secretary

Alan C. Mendelson        49   Secretary

     Mr. Parrish has been with the Company since November 1989 and currently serves as Senior Vice President, North American Operations. He is responsible for the Company's North American region which includes sales, professional services and customer support. From 1973 to 1989, Mr. Parrish was with Price Waterhouse, an accounting firm, where he was a partner from 1980 to 1989, with responsibility for its Western Region package implementation consulting practice. Mr. Parrish is currently a director of Viasoft, Inc.

     Mr. Pollock has served as Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company since October 1994. From November 1989 to August 1994, Mr. Pollock was Executive Vice President and Chief Financial Officer of VMX, Inc., a voice processing systems company acquired by Octel Communications Corporation in March 1994.

     Ms. Hubbard has served as the Company's Vice President and Corporate Controller since April 1996 and Chief Accounting Officer, Assistant Treasurer and Assistant Secretary since May 1996. From May 1994 to July 1995, she was Corporate Controller and Chief Accounting Officer of Intuit, Inc. From October 1991 to April 1994, she was Corporate Controller and Principal Accounting Officer of Software Publishing Corporation. Ms. Hubbard is a Certified Public Accountant in California and Illinois.

     Mr. Mendelson has served as Secretary of the Company since June 1982. He has been a partner of Cooley Godward LLP, counsel to the Company, since 1980 and served as Managing Partner of its Palo Alto office from May 1990 to March 1995 and November 1996 to the present. Mr. Mendelson also served as Acting General Counsel at Cadence Design Systems, Inc., an electronic design automation software company from November 1995 to June 1996. He is a director of Acuson Corporation, CoCensys, Inc., Elexsys International, Inc., and Isis Pharmaceuticals, Inc.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1997 by (i) all those known by the Company to be beneficial owners of more than five percent of its Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

                                                            BENEFICIAL OWNERSHIP(1)
                                                      -----------------------------------
                                                      NUMBER OF                PERCENT OF
           BENEFICIAL OWNER                            SHARES                   TOTAL (%)
           ----------------                           ---------                ----------
BKP Partners, LP................................        2,241,800(2)             17.0
    One Sansome Street, Suite 3900
    San Francisco, CA 94104
Pioneering Management Corporation...............          822,800(3)              6.3
    60 State Street
    Boston, MA 02114
Morgan Stanley Group, Inc.......................          664,089(4)              5.0
    1585 Broadway
    New York, NY 10036
Leonard Y. Liu..................................          418,751(5)              3.1
J. David Parrish................................          250,066(5)              1.9
Bruce C. Pollock................................           57,000(5)(6)            *
Barbara M. Hubbard..............................           10,000(5)
Richard C. Alberding............................           29,142(5)               *
Tania Amochaev..................................           18,000(5)               *
William A. Hasler...............................           12,000(5)               *
David C. Hodgson................................           37,482(5)(7)
John M. Lillie..................................            5,000
David M. Saykally...............................           26,286(5)               *
David C. Wetmore................................           28,000(5)               *
All directors and executive officers
    as a group (11 persons).....................          891,727(5)(7)           6.6

-----------------

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,173,760 shares outstanding on February 28, 1997, adjusted as required by rules promulgated by the SEC.

(2) BKP Partners, LP is an investment partnership, of which BKP Capital Management and Bob K. Pryt are the general partners.

(3) Pioneering Management Corporation ("Pioneering") is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Pioneering acts as investment advisor to the Pioneer Group of Mutual Funds.

(4)  Morgan Stanley Group, Inc. is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940.

(5) Includes shares which certain directors and executive officers of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Leonard Y. Liu, 218,751 shares; J. David Parrish, 161,428 shares; Bruce C. Pollock, 50,000 shares; Barbara M. Hubbard, 10,000 shares; Richard C. Alberding, 29,142 shares; Tania Amochaev, 18,000 shares; William A. Hasler, 12,000 shares; David C. Hodgson, 12,000 shares; David M. Saykally, 26,286 shares; David C. Wetmore, 21,000 shares; and all directors and executive officers as a group, 558,607 shares.

(6)  Includes 2,000 shares held in spouse's retirement plan.

(7) Includes 25,482 shares held of record by General Atlantic Partners II, LP and its affiliates. Mr. Hodgson is a Managing Member of General Atlantic Partners, LLC, the general partner of General Atlantic Partners II, LP, and may be deemed to be the beneficial owner of such shares.



COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. David Brownlee, a former executive officer of the Company, filed one late report covering one transaction occurring after he left the Company. The report was filed once he became aware of the requirement to report certain post-termination transactions.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives a quarterly retainer of $2,500 and a per meeting fee of $1,000 (plus $1,500 per year for serving as a committee chairman and $1,000 per year for serving as a committee member). In the fiscal year ended December 31, 1996, the total cash compensation earned by non-employee directors was $103,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the 1993 Non-employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are not intended by the Company to qualify as incentive stock options under the Code.

     Option grants under the Directors' Plan are non-discretionary. On January 2 of each year (or the next business day should such date be a legal holiday or a weekend), each member of the Company's Board of Directors who is not an employee of the Company or, where specified by the non-employee director, an affiliate of such director, currently is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 6,000 shares of Common Stock of the Company. In 1996, the Board of Directors and stockholders of the Company approved an amendment to the Director's Plan to increase the annual stock option grant to non-employee directors from 3,000 to 6,000 shares. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. In 1996, the Board of Directors and stockholders of the Company also approved an amendment to the Directors' Plan to increase the initial stock option grant to new non-employee directors from 12,000 shares to 15,000 shares. Options granted under the Directors' Plan upon initial election as a director become exercisable ("vest") in three equal installments commencing on the first anniversary following the option grant. Other options granted under the Directors' Plan vest in four quarterly installments commencing on the date three months after the date of the option grant. The terms of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

     During the last fiscal year, the Company granted options covering 3,000 shares to each of Messrs. Alberding, Hodgson, Saykally and Wetmore and Ms. Amochaev, at an exercise price of $7.38 per share. The fair market value of such Common Stock on the date of such grant was $7.38 per share (based on the closing sales price reported in the Nasdaq National Market for the date of grant). The Company granted options covering 12,000 shares to Mr. Hasler at an exercise price of $10.44 per share. The fair market value of such common stock on the date of such grant was $10.44 per share (based on the closing sales price reported in the Nasdaq National Market for the date of grant). The Company also granted options covering 15,000 options to Mr. Lillie at an exercise price of $11.13. The fair market value of such common stock on the date of such grant was $11.13 per share (based on the closing sales price reported in the Nasdaq National Market for the date of grant). As of February 28, 1997, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1996, 1995 and 1994, compensation awarded, paid to, or earned by the Company's Chief Executive Officer, its other three most highly compensated executive officers at December 31, 1996 and one former executive officer who departed from the Company during fiscal year 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                   ANNUAL                 COMPENSATION
                                                COMPENSATION                 AWARDS
                                           ----------------------         -------------
                                                                                         ALL OTHER
                                                                          SECURITIES      COMPEN-
     NAME AND PRINCIPAL                     SALARY         BONUS          UNDERLYING      SATION
          POSITION                YEAR       ($)            ($)           OPTIONS (#)       ($)
-----------------------------     ----      -------        ------         -----------    ---------
Leonard Y. Liu (1)                1996      375,000        283,190          75,000        4,555 (2)
 Chairman, President and          1995      194,602        192,188         600,000           --
 Chief Executive Officer
J. David Parrish                  1996      220,000        180,612              --        5,538 (2)
 Senior Vice President,           1995      220,000         65,574              --        7,500 (2)
 North American Operations        1994      190,000         60,796         100,000        7,500 (2)
Bruce C. Pollock (4)              1996      200,000         70,287              --        5,538 (2)
 Senior Vice President and        1995      200,000         24,779              --        2,500 (2)
 Chief Financial Officer          1994       41,667         10,000         125,000           --
Barbara M. Hubbard (5)            1996      105,000         29,825          40,000          328 (3)
 Vice President,
 Corporate Controller and
 Chief Accounting Officer
Linda L. Vetter (6)               1996      220,000         34,671              --       20,840 (7)
 Senior Vice President,           1995      136,365         38,519         100,000        4,172 (7)
 Research and Development

---------------

(1) Mr. Liu joined the Company as its Chairman, President and Chief Executive Officer in June 1995.
(2) Consists of matching contributions pursuant to the Company's 401(k) Plan and, in some cases, term life insurance premiums paid by the Company.
(3)  Consists of term life insurance premiums paid by the Company.
(4) Mr. Pollock joined the Company as its Senior Vice President, Chief Financial Officer and Assistant Secretary in October 1994.
(5) Ms. Hubbard joined the Company as its Vice President and Corporate Controller in April 1996 and was named the Company's Chief Accounting Officer, Assistant Treasurer and Assistant Secretary in May 1996.
(6) Ms. Vetter joined the Company as its Senior Vice President, Research and Development in June 1995. Ms. Vetter left the Company on May 31, 1996.
(7)  Consists of reimbursement of relocation expenses.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1989 Stock Option Plan and its 1994 Equity Incentive Plan (collectively, the "Plans"). As of February 28, 1997, options to purchase a total of 1,498,926 shares were outstanding under the Plans and options to purchase 437,278 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by and held at year-end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                             ------------------------------------------------------------        ANNUAL RATES OF
                             NUMBER OF      % OF TOTAL                                            STOCK PRICE
                             SECURITIES       OPTIONS                                           APPRECIATION FOR
                             UNDERLYING      GRANTED TO         EXERCISE OR                       OPTION TERM(1)
                              OPTIONS       EMPLOYEES IN        BASE PRICE     EXPIRATION     --------------------
         NAME                GRANTED (#)    FISCAL YEAR(2)       ($/SH)(3)        DATE        5% ($)    10% ($)
-----------------------      -----------    --------------      -----------    ---------      -------   ----------

Leonard Y. Liu                75,000(5)          10.1%             13.75        12/19/06      648,548    1,643,547
J. David Parrish                  --               --                 --              --           --           --
Bruce C. Pollock                  --               --                 --              --           --           --
Barbara M. Hubbard            40,000(5)           5.4%              9.94         3/31/06      249,986      633,513
Linda L. Vetter                   --               --                 --              --           --           --

-----------------------------

(1) Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in the Company's Common Stock over the ten-year term of the option and (ii) for the 10% column, a ten-percent annual rate of appreciation in the Company's Common Stock over the ten-year term of the option, in each case without any discounting to net present value and before income taxes associated with the exercise. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock and the continued employment of the Named Executive Officer through the vesting period and exercise period. These amounts represent assumed rates of appreciation only, based on SEC Rules, and may not necessarily be indicative of results obtained.
(2) Based on options to purchase 740,250 shares of the Company's Common Stock granted in 1996.
(3)  All options were granted at the fair market value at the date of grant.
(4) Options vest over a four-year period at the rate of 25% per year. The options will fully vest upon a change of control, as defined in the Plans, unless the acquiring company assumes the options or substitutes similar options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                              SHARES           VALUE             OPTIONS AT FY-END (#)              OPTIONS AT FY-END ($)(2)
                           ACQUIRED ON       REALIZED         -----------------------------      --------------------------
     NAME                  EXERCISE(#)       ($)(1)           EXERCISABLE    UNEXERCISABLE       EXERCISABLE   UNEXERCISABLE
--------------             ------------      --------         -----------    --------------      -----------   -------------
Leonard Y. Liu                  --                 --           187,500       487,500             1,535,156     3,377,344
J. David Parrish             1,500             20,288           228,499        74,286             1,693,054       378,750
Bruce C. Pollock                --                 --            50,000        75,000               315,625       473,438
Barbara M. Hubbard              --                 --                --        40,000                    --       145,000
Linda L. Vetter             17,000            109,438             3,000        12,000                23,250        93,000

-----------------------------

(1) Fair market value of the Company's Common Stock on the date of exercise minus the exercise price.
(2) Fair market value of the Company's Common Stock at December 31, 1996 ($13.56) minus the exercise price of the options.


EMPLOYMENT AGREEMENTS

     Each of the Named Executive Officers, other than Mr. Liu and Ms. Hubbard, has entered into an employment agreement that, as amended, provides, in the event such officer is terminated without cause, he or she will be entitled to receive severance payments equal to twelve months' base salary, accelerated vesting of options that otherwise would have vested through the later of December 31, 1996 or six months after the date of such termination and twelve months after termination to exercise certain vested stock options. In addition, the agreements provide that if such officer is terminated or his or her responsibilities are reduced substantially as a result of an acquisition of the Company or a similar corporate event, all remaining unvested options will accelerate and become fully vested.

     Mr. Liu entered into an employment agreement with the Company that provided for a one-time signing bonus in the amount of $187,500, the grant of options to purchase 600,000 shares of common stock and a $250,000 line of credit to be used for the purchase of shares of the Company's common stock in the open market. As of February 28, 1997, Mr. Liu had not drawn upon the line of credit. In addition, the employment agreement provides, in the event he is terminated without cause or he terminates his employment because the Company has reduced his responsibilities, functions, titles or overall compensation package, he will be entitled to receive severance payments equal to six months' base salary, accelerated vesting of all options that otherwise would have vested over the six-month period immediately following such termination and six months after termination to exercise any and all vested stock options. The agreement also provides that if Mr. Liu is terminated or his responsibilities reduced substantially, as the result of an acquisition of the Company or a similar corporate event, Mr. Liu will be entitled to receive severance payments in the amount of twelve months' base salary and all remaining unvested options will accelerate and become fully vested.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION/(1)/


     The Compensation Committee of the Board of Directors (the "Committee") is composed of the non-employee directors identified at the end of this report. None of these non-employee directors has any interlocking or other type of relationship that would call into question his independence as a committee member. The Committee is responsible for setting and administering the policies which govern annual performance, and determines the compensation of the Chief Executive Officer ("CEO") and other executive officers of the Company.

COMPENSATION PHILOSOPHY

     The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to ensure a direct relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During fiscal year 1996, the Company used base salary, annual incentives and long-term incentives under the Plans to achieve these objectives. In carrying out these objectives, the Committee considers the following:

     . THE LEVEL OF COMPENSATION PAID TO EXECUTIVE OFFICERS IN POSITIONS OF COMPANIES SIMILARLY SITUATED IN SIZE AND PRODUCTS. To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. Compensation surveys used by the Company typically include public and private companies comparable in size, products or industry to the Company.

     . THE INDIVIDUAL PERFORMANCE OF EACH EXECUTIVE OFFICER. Individual performance includes meeting individual performance objectives, demonstration of job knowledge, skills, teamwork and acceptance of the Company's core values.

     . CORPORATE PERFORMANCE. Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals as typically reflected in the annual operating plan.

     . THE RESPONSIBILITY AND AUTHORITY OF EACH POSITION RELATIVE TO OTHER POSITIONS WITHIN THE COMPANY.

The Committee does not quantitatively weight these factors but considers all of these factors as a whole in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation follows.

-------------------

/(1)/ This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

BASE SALARY

     Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for comparable positions at other software and computer industry companies of similar size and products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting periodic compensation reviews, the Committee considers each individual executive officer's achievements in meeting Company financial and business objectives during the prior fiscal year, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. The Committee periodically considers the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries of each executive officer.

ANNUAL INCENTIVE

     Annual bonus incentives for executives are intended to reflect the Company's belief that management's contribution to stockholder returns comes from achieving operating results that maximize the Company's earnings and cash flow over a multi-year time horizon. The Company believes that the achievement of its performance objectives depends on (i) its ability to deliver outstanding products and services to its customers, (ii) its success in establishing and maintaining a position of strength in its chosen markets and (iii) its short- and long-term profitability, as well as the quality of that profitability. For purposes of annual incentive compensation, progress toward these performance objectives is measured against the results anticipated in the Company's annual operating plan, which is approved by the Board of Directors.

     The 1996 incentive compensation for executive officers other than the Chief Executive Officer was based in part on the achievement of total Company results consistent with the Company's 1996 operating plan, as well as achievement of other objectives in the 1996 operating plan specific to such officers' individual areas of management responsibility.

     The Company believes that this incentive compensation structure closely links the incentives paid to its executives with the results necessary to create long-term value for stockholders.

LONG-TERM INCENTIVE

     The Compensation Committee also endorses the position that stock ownership by management is beneficial in aligning management and stockholder interests in enhancing stockholder value. In that regard, stock options also are used to retain executives and motivate results to improve long-term stock market performance. Stock options are granted at the prevailing market value and will have value only if the Company's stock price increases. As part of its periodic review of compensation, the Compensation Committee reviews the stock option holdings of the Company's officers and senior executives, and recommends additional stock option grants as appropriate.

     The Compensation Committee determines the number of options to be granted to executive management based on (i) competitive practice within the comparison group used in determining base salary, (ii) historical performance of the executive and (iii) the amount of prior grants held by the executives, as well as the number of vested versus unvested options. When using comparative data, the Company targets its option grants in the mid to high range of comparable companies.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1.0 million may be deducted it if is "performance-based compensation" within the meaning of the Code. Stock options granted under the Company's 1994 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant are considered to be "performance-based compensation."

CEO COMPENSATION

     During the fiscal year ended December 31, 1996, Mr. Liu served as Chairman, President and Chief Executive Officer throughout the year and continues to hold such offices.

     Mr. Liu's base salary, annual incentives and long-term incentives were determined in accordance with the criteria described in the "Base Salary," "Annual Incentive" and "Long-Term Incentive" sections of this report. Mr. Liu's base salary in 1996 was $375,000; see "Summary Compensation Table." This amount, together with a potential annual incentive tied to the achievement of 1996 revenue and net income targets, was estimated to provide an annual cash compensation level which would be competitive with the mid to high range of compensation paid by comparable software companies. Based on Mr. Liu's and the Company's operating performance in 1996, Mr. Liu earned an incentive bonus of $233,190. In addition, in recognition of Mr. Liu's leadership and outstanding performance in rebuilding the Company's business during 1996, the Board of Directors awarded Mr. Liu a special bonus of $50,000. Mr. Liu's total cash compensation in 1996 was $658,190. As part of its annual review of senior executive compensation, the Compensation Committee, at its meeting on December 20, 1996, granted Mr. Liu an option to purchase an additional 75,000 shares of the Company's common stock at a price of $13.75 per share.

CONCLUSION

     Through the plans described above, a significant portion of the Company's executive compensation programs and Mr. Liu's compensation are contingent on Company performance and realization of benefits closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.


                                  COMPENSATION COMMITTEE


                                  WILLIAM A. HASLER, CHAIRMAN
                                  RICHARD C. ALBERDING
                                  DAVID M. SAYKALLY

PERFORMANCE MEASUREMENT COMPARISON/(1)/

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on its market price, with the cumulative total return of companies on Standard & Poor's 500 Index (the "S&P 500") and the Nasdaq Computer and Data Processing Stocks Index, assuming reinvestment of dividends, for the period beginning March 25, 1992, the date of the initial public offering of the Company's Common Stock, through the Company's fiscal year ended December 31, 1996. This graph assumes that the value of the investment in the Company's Common Stock and each of the comparison groups was $100 on March 25, 1992.

              Comparison of Cumulative Total Return on Investment


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG WALKER INTERACTIVE SYSTEMS, S&P 500 INDEX AND NASDAQ

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          S&P
(Fiscal Year Covered)        WALKER         500 INDEX    NASDAQ
-------------------          ----------     ---------    -------
Measurement Pt-03/31/92      $100.00        $100.00      $100.00
FYE 06/30/92                 $ 84.15        $101.90      $ 87.77
FYE 09/30/92                 $ 86.59        $105.12      $ 94.14
FYE 12/31/92                 $107.32        $110.43      $106.67
FYE 03/31/93                 $ 36.59        $115.25      $111.78
FYE 06/30/93                 $ 34.76        $115.81      $111.84
FYE 09/30/93                 $ 32.93        $118.80      $112.32
FYE 12/31/93                 $ 46.34        $121.56      $112.89
FYE 03/31/94                 $ 48.78        $116.95      $114.45
FYE 06/30/94                 $ 40.85        $117.45      $112.00
FYE 09/30/94                 $ 36.59        $123.19      $124.69
FYE 12/31/94                 $ 32.93        $123.17      $137.05
FYE 03/31/95                 $ 34.15        $135.16      $154.27
FYE 06/30/95                 $ 28.05        $148.06      $182.85
FYE 09/30/95                 $ 42.38        $159.83      $199.74
FYE 12/31/95                 $ 36.28        $169.46      $208.71
FYE 03/31/96                 $ 48.78        $178.55      $218.52
FYE 06/30/96                 $ 48.78        $186.57      $242.89
FYE 09/30/96                 $ 57.93        $192.33      $247.73
FYE 12/31/96                 $ 66.16        $208.37      $257.67

_______________

/(1)/ This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                  By Order of the Board of Directors,

                                  /s/ Bruce C. Pollock

                                  BRUCE C. POLLOCK
                                  Senior Vice President,
                                  Chief Financial Officer
                                  and Assistant Secretary


April 10, 1997

                                    [LOGO]
                          WALKER INTERACTIVE SYSTEMS


April 10, 1997

Dear Stockholder:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Walker Interactive Systems, Inc. which will be held on Wednesday, May 14, 1997 at 2:00 p.m. at Walker's headquarters, 303 Second Street, San Francisco, California.

At the meeting, we will vote on the proposals described in the accompanying Notice and Proxy Statement and report to you on the operations of the Company. You will have the opportunity to ask questions about the business that may be of general interest to you and other stockholders.

Your vote is important regardless of how many shares you own and whether or not you plan to attend the Annual Meeting of Stockholders. Please take a few minutes now to review the proxy statement and to sign and date your proxy and return it in the postage-paid envelope provided.

                                        Sincerely,

                                        /s/ Leonard Y. Liu
                                        Leonard Y. Liu
                                        Chairman, President and
                                        Chief Executive Officer



                                        DETACH HERE

[X] Please mark votes as in this example.

The shares represented by this proxy will be voted as directed by the undersigned. IF NO DIRECTION IS GIVEN WITH RESPECT TO ITEMS (1) OR (2) BELOW, THE PROXY WILL BE VOTED IN FAVOR OF (FOR) SUCH ITEM.

1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders.

Nominees:  Tania Amochaev, John M. Lillie

        FOR                     WITHHELD                 _____________________
  BOTH NOMINEES           FROM BOTH NOMINEES             FOR BOTH NOMINEES
       [_]                         [_]               [_] EXCEPT AS NOTED ABOVE

2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

        FOR     AGAINST     ABSTAIN
        [_]       [_]         [_]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership please sign in partnership name by authorized person.



Signature                 Date          Signature                Date
         ----------------     --------           ----------------    ----------